                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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/_/  Preliminary Proxy Statement
/_/  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
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                               STEVEN MADDEN, LTD.
                               -------------------
                (Name of Registrant as Specified in Its Charter)

                          BARINGTON CAPITAL GROUP, L.P.
                       BARINGTON COMPANIES INVESTORS, LLC
                                JAMES MITAROTONDA
                 BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI),
                        BARINGTON COMPANIES ADVISORS, LLC
                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                LNA CAPITAL CORP.
                                   PARCHE, LLC
                     STARBOARD VALUE & OPPORTUNITY FUND, LLC
                              ADMIRAL ADVISORS, LLC
                            RAMIUS CAPITAL GROUP, LLC
                                 C4S & CO., LLC
                                 PETER A. COHEN
                                 MORGAN B. STARK
                               JEFFREY M. SOLOMON
                                THOMAS W. STRAUSS
                            RJG CAPITAL PARTNERS, LP
                           RJG CAPITAL MANAGEMENT, LLC
                                  RONALD GROSS
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     Barington  Capital  Group,  L.P.  ("Barington"),  together  with the  other participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and  Exchange  Commission  in  connection  with a possible preliminary  filing with the SEC of a proxy statement and an accompanying  WHITE proxy card to be used to solicit votes for the election of their nominees at the
2005  annual  meeting  of  stockholders  of  Steven  Madden,  Ltd.,  a  Delaware corporation (the "Company"), which has not yet been scheduled.

     Item 1: On December 13, 2004,  Barington issued the following press release announcing that it has sent a letter to the outside directors of the Company.

FOR IMMEDIATE RELEASE                           CONTACT:
December 13, 2004                               Ellen Barry / Robin Gilliland
                                                Brunswick Group
                                                (212) 333-3810

                          BARINGTON CAPITAL GROUP SENDS
               LETTER TO OUTSIDE DIRECTORS OF STEVEN MADDEN, LTD.

            CALLS FOR THE BOARD TO REPLACE CEO JAMIESON KARSON AND TO
                 MAKE OTHER CHANGES TO ENHANCE SHAREHOLDER VALUE

     New York, New York,  December 13, 2004 - Barington Capital Group,  L.P., on
behalf  of a group  of  investors  which  includes  Barington  Companies  Equity
Partners,  L.P., Starboard Value & Opportunity Fund, LLC and Parche, LLC, sent a letter today to the outside directors of Steven Madden, Ltd. (Nasdaq: SHOO) (the
"Company").  In the letter,  Barington  expressed  its  disappointment  with the
Company's  performance  under the leadership of Jamieson  Karson,  the Company's
Chairman and Chief Executive Officer, and outlined strategic measures to enhance the  profitability and share price performance of the Company for the benefit of all its  stockholders.  The  letter  was sent to the  outside  directors  of the
Company as a result of the continued refusal of Jamieson Karson to listen to the concerns of Barington.

     Highlights   of  the  letter   include  the  following   observations   and
recommendations by Barington:

     o    The Company  needs a more seasoned CEO with  relevant  management  and industry  experience.  Jamieson  Karson,  who  prior to  becoming  the
          Company's  CEO  practiced  law for more  than 17 years,  lacks  public company management experience as well as any meaningful design, sales, marketing or brand development experience in the fashion,  footwear or retail industries.

     o    The  Company  should  implement a "pay for  performance"  compensation structure.  Among other things,  Barington  was  distressed to observe that in 2003 the Company  permitted  Mr. Karson to be paid $250,000 in cash in lieu of granting  him options to  purchase  100,000  shares of common stock as prescribed by the terms of his  employment  agreement.
          Barington   questions   the  message  this  sends  to  employees   and
          stockholders  with respect to Mr. Karson's beliefs in the prospects of the Company.

     o    The Company  should  immediately  and  aggressively  reduce  operating expenses  by  addressing  the  Company's  excessive  compensation  and headcount.

     o    The Company should critically assess its stable of brands and focus on its core strengths. In order to ensure that management's time is spent working on the  Company's  main  brands and most  profitable  business lines,  the Company  should,  among other  things (i) expand the Steve
          Madden brand by finding experienced  EXTERNAL licensing  partners,  as has been successfully  done by Kenneth Cole  Productions,  rather than exploring  in-house efforts;  (ii) refrain from pursuing  acquisitions until the Company's core brands return to historical  levels of growth and  profitability;  (iii)  license out the Stevies  name to limit the
          Company's exposure to the extremely  competitive  children's  footwear business;  and (iv)  acknowledge that Unionbay is a failed venture and end its licensing agreement.

     o    The Company should promptly improve its corporate governance record by terminating the  longstanding  conflicts of interest and related party transactions that exist at the Board level,  appointing an independent
          Chairman of the Board and scaling back  excessive  "golden  parachute"
          awards  that  have been  granted  to some of the  Company's  executive officers.

     o    The Company should use its excess cash to aggressively  buy back stock at current  levels and  institute an annual cash dividend of $0.35 per share.

     o    The Company  should  moderate its issuance of stock options to a level more in line with its peer companies.

     While Barington  believes in the potential of the Company and its portfolio of strong  brands,  it feels that the Company has suffered from being run with a lack of disciplined  operational and financial management.  Barington hopes that the  outside  members of the Board of  Directors  of Steven  Madden,  Ltd.  will promptly address its concerns and deliver results, not words.

     As a large  stockholder in Steven Madden,  Ltd.,  Barington is committed to improving  shareholder  value for the benefit of ALL stockholders of the Company and is available to meet with the outside  directors to discuss these matters in greater detail.

     A copy of the Barington letter is attached to this press release.

ABOUT BARINGTON CAPITAL GROUP, L.P.

     Barington  Capital  Group,  L.P.  is an  investment  management  firm  that primarily invests in undervalued,  small-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in  assisting  management  teams in creating  or  improving  shareholder  value.
Affiliates of Barington Capital Group, Barington Companies Equity Partners, L.P.
and Barington Companies Offshore Fund, Ltd.,  beneficially own 337,472 shares of
Steven Madden, Ltd.

ABOUT RAMIUS CAPITAL GROUP, LLC

     Ramius  Capital  Group,   LLC  is  an  investment   management   firm  with
approximately  $5.3 billion in assets  under  management.  Affiliates  of Ramius
Capital  Group,  Starboard  Value  &  Opportunity  Fund,  LLC and  Parche,  LLC,
beneficially own 659,348 shares of Steven Madden, Ltd.

                                    * * * * *

                          BARINGTON CAPITAL GROUP, L.P.
                         888 SEVENTH AVENUE, 17TH FLOOR
                            NEW YORK, NEW YORK 10019

                                                               December 13, 2004

To the Outside Directors of
Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, New York 11104

Gentlemen:

     As you are aware,  Barington  Capital  Group,  L.P.  represents  a group of investors  that owns an aggregate  of 1,005,420  shares,  or  approximately  7.7 percent of the  outstanding  common stock of Steven  Madden,  Ltd. As one of the largest stockholders of the Company, we have been concerned with the performance of the Company under the stewardship of Jamieson Karson,  its Chairman and Chief
Executive Officer.

     We have  therefore  made numerous  requests to meet with Mr. Karson and his management team in order to understand their vision for the Company and plans to improve its performance.  We also wanted to discuss with them our perspective on the Company and present  constructive  measures that we believe will enhance the profitability  and share price performance of the Company for the benefit of all of its stockholders. Unfortunately, each of our requests has been refused by Mr.
Karson,  who has sought to avoid meeting with us by raising excuses that we view to be nothing more than diversions and smokescreens.

     We are  disappointed  that the  Company has chosen to attack us rather than being receptive to our offer of assistance.  The  stockholders  own the Company, not Mr. Karson. We believe that as the Company's most senior employee,  he has a duty to listen to the concerns of stockholders.  Accordingly,  we have no choice but to express our  concerns  directly  to you,  the  outside  directors  of the
Company.

     We have conducted a substantial amount of research and analysis to identify opportunities  for the  Company in the  fashion  marketplace  as well as ways to improve management and operations. Our conclusion is that while the Steve Madden brand  remains  strong and the Company has the  potential to once again become a growing and highly profitable enterprise, a number of misguided actions taken by the Company's Board and its  inexperienced  chief  executive have  significantly weakened the Company over the past few years. As a result, we believe that it is imperative  that the Company  promptly  address the  operational,  financial and corporate governance issues outlined below.

THE COMPANY NEEDS A CEO WITH MORE EXTENSIVE INDUSTRY AND MANAGEMENT EXPERIENCE.

     Prior to becoming the Company's CEO on July 1, 2001, Jamie Karson practiced law for more than 17 years.  While Mr. Karson may be a trusted  childhood friend of Mr. Steve Madden,  he lacks public company  management  experience as well as any meaningful design, sales,  marketing or brand development  experience in the fashion, footwear or retail industries.

     We  seriously  question  Mr.  Karson's  ability to lead the  Company in its highly competitive industry against larger and more established competitors.  It is our belief that the Company's disappointing operating performance is related, in  part,  to Mr.  Karson's  lack of  industry  and  management  experience.  We therefore  recommend  that the Board  immediately  commence  a search for a more seasoned  CEO  to  lead  the  Company  with  relevant  industry  and  management experience.

THE COMPANY SHOULD IMMEDIATELY AND AGGRESSIVELY REDUCE OPERATING EXPENSES.

     The Company's operating income margin (excluding  extraordinary  items) has declined in two of the last three  fiscal  years.  It also  declined in the nine months  ended  September  30, 2004,  decreasing  a  staggering  400 basis points relative  to the  same  period  in  the  prior  year.  Operating  expenses  as a percentage  of net  sales  have  now  increased  for four  consecutive  quarters
(relative  to the quarter for the prior year).  We see multiple  areas where the
Company can reduce operating expenses, including the following:

     o    COMPENSATION.  We believe  that the  Company's  employee  compensation costs are too high,  particularly  after factoring in bonuses,  option
          awards,   restricted   stock  awards,   expense   accounts  and  other
          compensation.  We  encourage  a review of all  employees  whose  total compensation  exceeds  $150,000 to determine  whether each highly paid employee's experience and contribution warrants such compensation.

     o    HEADCOUNT.  We believe that the Company has various duplicative and/or excessive  positions.  For example,  it is our  understanding  that at least one of the smaller brands of the Company has its own Chairman in addition to its own President.  We believe that the potential  savings from  reducing the  Company's  compensation  structure  and head count range from $1.5 to $5.0 million per annum.

THE  COMPANY  SHOULD  IMPLEMENT  A  MORE  COMPREHENSIVE  "PAY  FOR  PERFORMANCE"
COMPENSATION STRUCTURE.

     We believe that the Company needs to modify its  compensation  arrangements in order to implement a more  comprehensive  "pay for performance"  compensation structure.  On that note, we are  distressed to observe that in 2003 the Company permitted Mr. Karson to be paid $250,000 in cash in lieu of granting him options to purchase  100,000  shares of common stock as  prescribed  by the terms of his employment agreement.  (The Company's public filings also reveal that Mr. Karson has never  purchased  shares in the Company  with his own  money.)  What kind of message does this send to employees and stockholders  about Mr. Karson's beliefs in the prospects of the Company? It is no wonder that at least two other members of the Company's  senior  management  team also opted to receive cash in lieu of stock options in 2003.

THE COMPANY SHOULD  CRITICALLY ASSESS ITS STABLE OF BRANDS AND FOCUS ON ITS CORE
STRENGTHS.

     We believe  that with seven  brands and  multiple  retail  concepts  (Steve
Madden retail stores, the internet store and Shoe Biz),  management should avoid the  additional  distraction  of new ventures  that it appears  ill-prepared  to undertake.  Management should also discontinue or license out certain businesses in order to ensure that its time is spent working on the  Company's  main brands and most  profitable  business lines. We believe that the following areas should be addressed immediately:

     o    LICENSING.  We believe that the Company should expand the Steve Madden brand by finding experienced,  EXTERNAL licensing partners rather than exploring  in-house  efforts.  The  opportunity  that the  Company has missed by failing to fully exploit its brand is clearly highlighted by the success of Kenneth Cole Productions, Inc., which has significantly
          expanded  its  licensing   revenue  largely  via  external   licensing
          partners. In 1996, Kenneth Cole had licensing revenue of $3.6 million, roughly comparable to the Company's  licensing revenue of $2.8 million in 2003. Four years later,  Kenneth Cole's licensing revenue had grown to $21.6 million, an increase of roughly 500 percent.

     o    ACQUISITIONS.  We  believe  that the  Company  should  not  pursue any acquisitions  unless and until the Company's core brands have returned to historical levels of growth and profitability.

     o    CHILDREN'S  FOOTWEAR.  We believe that the Company  should license out the Stevies  name,  thereby  limiting  the  Company's  exposure to the extremely competitive children's footwear business.

     o    UNIONBAY. We believe that the Company should acknowledge that Unionbay is a failed venture and end its license agreement.

     o    SHOE BIZ.  We  believe  that the  Company  should  assess the Shoe Biz business  in  order  to  determine  if it is  both  a  profitable  and efficient use of management's time and the Company's capital.

THE COMPANY SHOULD STRENGTHEN ITS SYSTEMS AND LOGISTICS INFRASTRUCTURE.

     We believe  that the  Company's  systems are  insufficient  and should more completely inter-link Steve Madden wholesale operations, Steve Madden retail and internet operations and financial/back  office operations.  We also believe that the Company needs a comprehensive and rational logistics policy. In our opinion, improving  systems and logistics would reduce  expenses  (e.g.,  lower manpower, freight and third-party  logistics costs) and allow the Company to better manage its inventory.  Improved  inventory control is particularly  important given the inventory  problems  experienced in the quarter ended  September 30, 2004,  when inventory  increased to $30.4 million from roughly $23.0 million for the quarter ended September 30, 2003.

THE COMPANY SHOULD PROMPTLY IMPROVE ITS CORPORATE GOVERNANCE.

     In this age of corporate  governance  awareness and reform,  we are shocked that the Board has  permitted  obvious,  longstanding  conflicts of interest and related party transactions to exist at the Board level. As there appears to be a need for considerable  improvement in the Company's corporate governance record, we encourage the Board to promptly take the following actions:

     o    Take all necessary  steps to  immediately  terminate the related party transactions  between the Company and its directors.  Of the Company's seven  directors,  one is the CEO, one is the brother of the Company's founder who receives through his wholly-owned  company monthly fees of
          $16,000 from the Company, and two others are party (either directly or indirectly) to substantial six figure related-party  arrangements with the Company. As a result, it appears  questionable  whether a majority of the Company's current directors are truly independent.

     o    Separate the positions of Chairman and CEO, as these positions are two distinct  jobs  with  different  responsibilities.  As the  lack of an independent Chairman can hinder the ability of the Board to adequately oversee and  evaluate  the  performance  of the Company and its senior officers  (including  the CEO),  we also strongly  recommend  that the
          Board designate an independent Chairman.

     o    Scale back the  excessive  "golden  parachute"  awards  contained in a number  of the  employment  agreements  for  the  Company's  executive officers. For example, Mr. Karson's employment agreement would provide him with a payout equal to three times his annual  salary and bonus in the event of a change of control of the Company.

     o    Redeem the  Company's  "poison  pill," which was  implemented  without stockholder approval.

THE COMPANY SHOULD USE ITS EXCESS CASH TO AGGRESSIVELY BUY-BACK STOCK AT CURRENT
LEVELS.

     In spite of the Company's  roughly $68.5 million cash, cash equivalents and marketable  securities  position as of September 30, 2004,  the Company does not pay a dividend  and has  repurchased  only $5.2 million  worth of stock  between
January  1, 2004 and  September  30,  2004.  Over that  same  time  period,  the
Company's share price declined  roughly 15 percent.  We believe that the lack of aggressive  stock  repurchases  during  the last three  fiscal  years has been a mistake  and that it is  imperative  that the Company  commence a $30.0  million stock repurchase program at the present time.

     We further  recommend that the Company institute an annual cash dividend of
$0.35 per share.

THE COMPANY SHOULD MODERATE THE ISSUANCE OF STOCK OPTIONS.

     As  reported in the  Company's  Form 10-K for the year ended  December  31,
2003,  the Company had  2,274,475  options  outstanding,  which is equivalent to approximately 17 percent of the Company's  shares  outstanding as of November 3,
2004. This percentage is significantly higher than its peers. While we encourage measured issuances of options on a "pay for performance" basis, it appears to us that the compensation and options packages at Steven Madden,  Ltd. are excessive and have failed to drive performance.

     WE ARE HOPEFUL  THAT THE BOARD WILL  CONSIDER OUR  RECOMMENDATIONS  IN GOOD
FAITH AND WORK  TOGETHER WITH US FOR THE GOOD OF ALL  STOCKHOLDERS.  TO DATE, WE
HAVE  ONLY  RECEIVED  VITRIOLIC  LETTERS  FROM  MR.  KARSON  AND  THE  COMPANY'S
HIGH-PRICED  ATTORNEYS,  PAID FOR OUT OF THE  STOCKHOLDERS'  MONEY,  SEEKING  TO
EITHER INTIMIDATE US OR DIVERT THE ATTENTION FROM THE REAL ISSUE - THE COMPANY'S
PERFORMANCE.  IN AN ATTEMPT TO ELIMINATE THIS WASTE OF RESOURCES BY THE COMPANY,
WE WOULD LIKE TO TAKE THIS  OPPORTUNITY  TO ADDRESS SOME OF THE ISSUES THAT HAVE
BEEN RAISED BY MR. KARSON AND THE COMPANY'S COUNSEL:

     o    No allegations  of insider  trading were ever made against us, despite what has been  suggested by your counsel.  While a former  director of two companies in which we invested did call for our trading activities to be  reviewed,  after  a full  investigation  by  independent  legal counsel retained by a special committee of independent  directors,  it was  determined  that there was no  evidence to suggest  that  insider trading occurred.  Furthermore, the director who called for the review publicly withdrew all of his prior communications in a filing with the
          Securities and Exchange Commission and stated that he believed that no further  action  needed to be taken by either  company with respect to the matter.

     o    Our shares in Steven Madden, Ltd. are not for sale to the Company in a private sale. We believe that the Company's  stock is undervalued  and we  wish to  benefit  along  with  ALL  other  stockholders  from  any appreciation.

     o    Although we are  confident  that our Schedule 13D fully  complies with federal  securities  laws,  we have  supplemented  our Schedule 13D to provide  additional  information that we believe is not required to be disclosed under the rules in the hope that it will avoid any more time or resources being expended on your counsel's specious concerns.

          We believe in the potential of Steven  Madden,  Ltd. and its portfolio of strong brands.  However,  it appears that the Company  suffers from being run with a lack of disciplined operational and financial management.  It is our hope that as the outside members of the Board of Directors of Steven Madden, Ltd. you will promptly address our concerns and deliver results, not words.

          As a large  stockholder  in Steven  Madden,  Ltd., we are committed to improving  shareholder  value for the benefit of ALL stockholders of the Company and are available to meet with you to discuss these matters in greater detail.

          We look forward to hearing from you.

                                              Sincerely yours,

                                              /s/ James A. Mitarotonda

                                              James A. Mitarotonda

                                    * * * * *

     CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Barington  Capital  Group,  L.P.  ("Barington"),  together  with the  other participants named herein, may make a preliminary filing with the SEC of a proxy statement and an  accompanying  WHITE proxy card to be used to solicit votes for the election of their  nominees at the 2005 annual  meeting of  stockholders  of
Steven Madden, Ltd., a Delaware  corporation (the "Company"),  which has not yet been scheduled.

     IN THE EVENT THAT A  DETERMINATION  IS MADE TO FILE A PROXY  STATEMENT WITH
THE SEC,  BARINGTON STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE
PROXY  STATEMENT  WHEN  IT  IS  AVAILABLE  BECAUSE  IT  WILL  CONTAIN  IMPORTANT
INFORMATION.  SUCH PROXY STATEMENT,  IF FILED, WILL BE AVAILABLE AT NO CHARGE ON
THE SEC'S WEB SITE AT  HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN ANY
SOLICITATION  WILL  PROVIDE  COPIES OF THE PROXY  STATEMENT,  IF FILED,  WITHOUT
CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS'
PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: 800-322-2885
OR PROXY@MACKENZIEPARTNERS.COM.

     The participants in such potential proxy solicitation are anticipated to be
Barington,  Barington  Companies  Investors,  LLC, James Mitarotonda,  Barington
Companies  Offshore  Fund,  Ltd.  (BVI),  Barington  Companies  Advisors,   LLC,
Barington  Companies  Equity  Partners,  L.P., LNA Capital Corp.,  Parche,  LLC,
Starboard Value & Opportunity Fund, LLC, Admiral  Advisors,  LLC, Ramius Capital
Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon,
Thomas W. Strauss,  RJG Capital Partners,  LP, RJG Capital  Management,  LLC and
Ronald Gross (together, the "Participants").

     Information  regarding  the  Participants  and  their  direct  or  indirect interests is available in their  Amendment No. 3 to Schedule 13D,  jointly filed with the SEC on December 13, 2004.

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